UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 4, 2013

PROGAMING PLATFORMS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: (212) 400-7198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, the board of directors of Progaming Platforms Corp. (the "Registrant") appointed Oded Gilboa, age 40, a licensed CPA in the United States and Israel, as the Registrant's Chief Financial Officer. Prior to his appointment as CFO, Mr. Gilboa served as the Registrant's finance and accounting consultant. Mr. Gilboa has over 16 years of experience in finance and public accounting, having served as a senior finance executive in the technology and biotech industries with responsibilities in corporate finance and accounting, strategic planning and operational and financial management. From 2010 through 2012, Mr. Gilboa served as the Revenue Accounting and Finance Manager of Mylan Specialty, a subsidiary of Mylan Inc. (NASDAQ: MYL), a global pharmaceutical company focused on the development, manufacturing and marketing of prescription drug products. From 2007 through 2009, Mr. Gilboa was the Executive Director of Finance and US Controller of Taro Pharmaceuticals (NASDAQ:TAROF), a pharmaceutical company which develops and markets generic and branded products primarily in the United States, Canada and Israel.  Mr. Gilboa began his career in public accounting, auditing both public and private companies, before joining IDT Corporation (NYSE:IDT), a world-wide provider of telecommunications, entertainment and media services, where he served as Director of Finance from 2005 through 2007.

Mr. Gilboa holds a B.A in Economics and Accounting from Tel-Aviv University and an M.B.A. from Recanati Business School at Tel-Aviv University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Progaming Platforms Corp.

By:	/s/ Erez Zino
Name:	Erez Zino
Title:	Chief Executive Officer

Date: December 8, 2013